Exhibit 99.1

Q4 2018 Majesco Earnings Call

MORRISTOWN May 10, 2018 (Thomson StreetEvents) -- Edited Transcript of Majesco earnings conference call or presentation

Wednesday, May 9, 2018 at 8:30:00pm GMT

CORPORATE PARTICIPANTS

Andrew M. Berger, SM Berger & Company, Inc. - MD

Farid L. Kazani, Majesco - CFO & Treasurer

Ketan Bansilal Mehta, Majesco - Co-Founder, President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Parag Bharambe

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to today's Majesco Fiscal Fourth Quarter and Full Year 2018 Conference Call. As a reminder, today's call is being recorded.

And at this time, I'd like to turn the floor over to Stan Berger, Investor Relations. Please go ahead.

Andrew M. Berger, SM Berger & Company, Inc. - MD

Thank you, Greg, and good afternoon to all of you. A complete disclosure of our results can be found on our press release issued this afternoon. As a reminder, today's call is being recorded, and a replay will be available on our website shortly after the conclusion of the call.

During today's call, we will make statements related to our business that may be considered forward-looking under federal securities laws. These statements reflect our views only as of today and should not be reflected upon as representing our views as of any subsequent date. We disclaim any obligation to update any forward-looking statements or outlook. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. At times, in our prepared comments or responses to your questions, we may offer incremental metrics to provide clearer insights into the dynamics of our business or quarterly results. Please be advised that this additional detail may be onetime in nature and we may or may not provide an update in the future.

Also during the course of today's call, we will refer to certain non-GAAP financial measures. A reconciliation schedule showing GAAP versus non-GAAP results has been provided in our press release that was issued today after the market closed.

Hosting the call today are Ketan Mehta, Majesco's Co-Founder and CEO; and Farid Kazani, CFO and Treasurer; and Ann Massey, Senior Vice President, Finance.

At this time, I will now turn the call over to Ketan. Ketan?

Ketan Bansilal Mehta, Majesco - Co-Founder, President, CEO & Director

Thank you, Stan. Good afternoon, everyone, and welcome to Majesco's Fiscal 2018 Fourth Quarter and Full Year Conference Call. We are pleased with our record fourth quarter results and the accelerated momentum we are experiencing throughout our business.

We had record revenue of $32.9 million during the quarter, which increased 17% over the same quarter last year; adjusted EBITDA margins of 8.8%, which is a 310 basis point improvement over the same quarter last year; and a record 12-month order backlog of $91 million, which is 41% higher than the backlog a year ago. I'm also pleased to see that we achieved a net profit of -- in quarter 4 after 4 quarters of net losses.

We made a good progress transitioning our business model from on-premise to cloud during the year. As you know, in such a transition, we sacrificed initial implementation revenue in favor of profitable long-term recurring revenue of cloud subscription. Majesco experienced 25% decline in on-premise revenue during the fiscal year. However, we successfully grew cloud revenue by 57% during the year to offset the decline in on-premise revenue. Cloud revenue now represents over 32% of fourth quarter revenue compared to 19% over the same period a year ago.

Our cloud subscription revenue is telling as a result of clients putting more business on our platform. Cloud subscription revenue increased by 58% and represents 9.1% of total revenue compared to 6.7% in the same quarter last year. As a result of growth in cloud, we saw total revenue continuously improve throughout the year. Revenues went from $27.9 million in Q1; to $30.3 million in Q2; to $31.8 million in Q3; and finally, $32.9 million in Q4. As a result of cloud transition, we also improved recurring revenue base by 34% in quarter 4 compared to the same quarter last year, which now makes up 28% of Majesco's revenue in quarter 4.

As a result of this improvement in revenue and increasing cloud portion in our portfolio, we experienced an increase in profitability. Our EBITDA margin improved from negative 1.5% in Q1 to 3.4% in Q2, 6.8% in Q3 and 8.8% in Q4. Overall, this is a 310 basis point improvement in EBITDA margins over the same period last year.

With this financial overview, let's look at what's driving this demand. Overall, during the course of the past year, I have talked about the disruption taking place in the insurance industry, which is creating significant opportunities for Majesco. The insurance industry is in the early stages of what we call Digital Insurance 2.0 that is underpinned to meet new customer expectations as well as new products and services to meet their unique needs. Carriers across the world are creating innovative new business models, products and services that leverage broad ecosystems and technology innovations such as cloud computing, artificial intelligence, machine learning and new data sources. As a result of these changes, insurers are focusing on speed to value and looking for solutions that will enable them to test and run.

To solve the growing needs of insurance carriers, over the past years, we enhanced all of our platform solutions, including a major release of Majesco P&C Suite and a Majesco life and annuity in the Group Suite. These releases are focused on optimizing our solutions for the cloud and delivering speed to value to our client. Over the last couple of quarters, we have created a number of proof points of delivering speed to value and enablement of growth and innovation to our clients using Majesco platform.

I'm very excited with the recent announcement of our cloud-only Digital1st platform solution. There are a number of unique capabilities of our Digital1st platform. Digital1st is a microservices-based digital platform, which enables carriers to consume capabilities on demand and at a much faster pace. For example, we expect to roll out a personalized customer engagement application in a matter of weeks as opposed to months it typically takes for the portal. This platform also includes EcoExchange, which is an app store-wide marketplace, allowing for an easy integration with a broader industry ecosystem, including some innovative capabilities of InsurTech companies. We see a growing interest from our partner community to build apps for EcoExchange, and we are excited about this potential.

Our joint IBM and Majesco team is executing on the MetLife program we previously announced. In addition, our IBM partnership continues to get momentum with a growing pipeline, and we are actively pursuing several opportunities to Tier 1 and Tier 2 insurance carriers in both life and annuity and P&C markets.

During the fourth quarter, Majesco had total 4 new customer wins, representing a growth in North America. Specifically, 2 InsurTech start-ups selected Majesco platform solutions, including Majesco P&C Suite and Majesco CloudInsurer. A Tier 1 insurer selected Majesco P&C Billing for their billing suite operation, and a Tier 2 insurer selected Majesco P&C Suite and Majesco CloudInsurer solutions. In addition, we had a Tier 1 insurer extend our existing relationship in selected Majesco ADM services for a

3-year period.

Finally and most importantly, we had 3 go-live events during the quarter. This includes 2 Majesco billing customers and 1 which was a Tier 1 insurer and 1 customer with -- that went live with agent portal.

Our fourth quarter results validate our strategy and demonstrates Majesco's leading position to support growth and innovation initiatives of the insurance carriers, an area where we expect the continued investment by the carrier. I'm excited to support our customers' transition to digital insurance through their node and the opportunities to grow our business in fiscal 2019 and beyond.

Let me now turn the call over to Farid to discuss the financial drivers for the quarter and full year. Farid?

Farid L. Kazani, Majesco - CFO & Treasurer

Thank you, Ketan, and good afternoon to everyone. I echo Ketan's sentiments that we have ended the year extremely strong as compared to the start of the year, and management has taken significant steps to achieve this turnaround.

Let me enumerate the key highlights on the overall quarter 4 performance and the full year performance. This has been the third quarter of consistent improved financial performance and business growth monitoring. Revenue during the fourth quarter of fiscal 2018 was at a record $32.9 million, and the adjusted EBITDA margins was at 8.8%. Revenue for the fourth quarter fiscal increased 17% year-on-year and 3.7% sequentially. The adjusted EBITDA margins improved by another 200 basis points in Q4 to 8.8% as compared to the Q3 of fiscal 2018 and 310 basis points as compared to the same quarter last year.

For the full year 2018, revenues stood at $123 million, recording a milestone growth. But in terms of the profile, improved significantly towards the cloud-based model. The adjusted EBITDA margins for the full year stood at 4.63% as compared to 4.98% for the last year fiscal.

This year's EBITDA margins reflect a significant turnaround in profitability for the fourth quarter, especially as we started the year with a very weak Q1, where EBITDA margin stood -- adjusted EBITDA margin stood at a negative 1.48%.

The total cloud revenues for fiscal 2018 stood at 19.3% of revenues as compared to 19.5% during the last fiscal year, reflecting a growth of 57%. The cloud subscription revenue grew 63.1% from $6.9 million in FY 2017 to $11.2 million in FY 2018. And during the quarter 4 of the fiscal 2018, the cloud revenues constituted 32%, and the subscription revenue constituted 9.1% of the Q4 fiscal 2018 revenue. This helped more than offset the drop on -- of the on-premise implementation services revenue, which degrew 25% from 40.3% off the full year fiscal last year to 30.1% of fiscal FY 2018 revenue.

The total recurring revenue was $33 million for the fiscal year ended March 31, 2018, representing 26.8% of the total revenue as compared to $29 million, representing 24% of the fiscal year March 2017. The consistent growth in revenue and improved profitability over the last few quarters resulted in the net income turning positive in Q4 after 4 quarters. The net income for the fourth quarter 2018 stood at $0.4 million.

For the full year 2018, the net income stood at (inaudible).

The year saw good traction from both new clients and business from existing clients. The total contract value from both new and existing client wins was a total of $216.4 million for the first year fiscal 2018. The new deal wins were registered across all regions, with 9 coming from North America, 2 from the Asia Pacific region and 1 from the U.K. region. Notably, 7 of the 9 wins in North America were cloud deals.

The total number of cloud customers now stand at 27 at the end of 31st March 2018. The 12-month order backlog grew 41% from $64 million at the end of March 31, 2017, to $90.6 million at the end of March 31, 2018. Further, the composition of the cloud business within this 12-month backlog grew from 29.9% of the backlog in March 2017 to 43.4% of the backlog in March 2018.

We continue to make investments in our sales and on product development. The SG&A expenses saw a marginal reduction from 33.9% of revenue in fiscal 2017 to 33.4% of the revenue in fiscal 2018. Within SG&A, the S&M expenses increased from 16.6% of revenue in FY 2017 to 17.2% of revenue in FY 2018, whereas the G&A expenses reduced from 17.7% to 16.2%, respectively.

On product development, the expenses have remained flat at $17.2 million for both years. However, the investments in product development were realigned for development of new products within the Group Life P&C, the policy admin on us and our digital (inaudible).

The other highlights during the year included: from a geographic standpoint, the North America, the U.K. and the APAC regions constituted 89.2%, 5.4% and 5.4%, respectively, of the fiscal 2018 total revenue as compared to 89.4%, 6.7% and 3.9%, respectively, for the same period in the last fiscal year.

In terms of business split, the P&C business represented 76.3%; the life and annuity represented 22.5%; and the noninterest was 1.2% for the fiscal 2018 revenue as compared to 82.1%, 16.2%, and 1.7%, respectively, in the last fiscal 2017.

For the fiscal year ended 31st March 2018, the top customer represented 9% of the revenue, while the top 5 constituted 28.4% and the top 10 constituted 43.1% of the fiscal 2018 revenue as compared to 7.5%, 27.1% and 41.9% of the fiscal year March 2017 revenues.

Onto the balance sheet items. The total debt as of 31st March 2018 stood at $13.6 million as compared to $12.6 million as at March 31, 2017 versus a cash and cash equivalent of $9.2 million at the end of March 2018 as compared to $12.5 million at the end of March 2017.

DSOs were marginally higher at 80 days at the end of March 2018 as compared to 72 days in the previous quarter ended 31st

December 2017, primarily due to a higher milestone billing that happened at the end of March 31, 2018.

To conclude, the fiscal 2018 has been a year of consolidation, ending significantly stronger with good visibility for growth and profitability in the coming year.

This concludes my prepared remarks, and I'll pass it on to the operator to open the call for questions. And thank you very much and appreciate your continued interest in Majesco.

QUESTIONS AND ANSWERS

Answer – Operator: (Operator Instructions) We'll take our first from Parag Bharambe.

Answer – Parag Bharambe: My question is for IBM, you have signed a deal with MetLife last year, but that deal is for L&A part. Is there anything happening actually in the P&C world as well for IBM?

Answer – Ketan Bansilal Mehta: Yes, Parag. We are having multiple opportunities in the pipeline with IBM on both -- for P&C market as well. As you know, our partnership is -- it covers both property and casualty as well as life and annuity, and it includes a global scope. So we are looking at a number of Tier 1 and Tier 2 P&C opportunities, which are very active in the pipeline.

Answer – Parag Bharambe: Okay. This MetLife deal, I know this is a bit old, like you did announce a quarter back. Is it like a platform, which IBM and MetLife will sell it to others? Or is it mostly for MetLife to use it for their own customers?

Answer – Ketan Bansilal Mehta: So it is what we call as the overall industry platform, which IBM and Majesco have created to address the needs of the overall insurance industry. And MetLife is the first customer, and we plan to use these capabilities across for other clients as well. So by and large, it is -- our approach is to build a standardized industry platform and allow different insurance carriers to consume the capabilities they need, which gives them speed to implement and speed to value as well as get more out-of-the-box functionality. So majority of the work which we do for the MetLife is considering our solutions for the MetLife needs, but the -- it is part of the out-of-the-box insurance industry platform.

Answer – Parag Bharambe: And how many like kind of -- currently, it is in the MetLife within the pace of implementation. How many quarters is it likely to be in that base before it's shifting to a subscription base?

Answer – Ketan Bansilal Mehta: So we certainly expect that we are expecting to take this system into production and then start the subscription work as well. I'm not in a position to share the exact time frame, but it is expected in the next few quarters.

Answer – Parag Bharambe: Okay. Next question is like -- most of the customers you are signing on the cloud, as you have stated, in the last few quarters. I want to understand how much is the total cost for cloud as compared to on-premise? How -- for example, if an on-premise product is sold for $1 million for 3 years, that include a (inaudible) onetime implementation cost, how much will be the corresponding cost for cloud if we take (inaudible)? I know I'm just looking for approximation.

Answer – Ketan Bansilal Mehta: Sure. So at the high level, the total cost of the total revenue which will come to us in a cloud deal is higher than on-premise because of in addition to providing the software platform, we also include hosted -- hosting services and other managed services, which goes as a part of the overall cloud solution. So the revenue is higher. The break-up -- or the structure of the revenue is different in the sense that the initial implementation cost is typically smaller than what we find in the on- premise implementation. I would approach this that most of the clients use out-of-the-box capabilities and take it into production sooner. But recurring revenue, which comes after the production, is generally higher. So in general, the deal size is larger, and it is back-loaded in terms of more long-term recurring revenue types of deal.

Answer – Parag Bharambe: So is it like, I just understand, whether $1 million in on-premise, would it be like $2 million, $3 million? Are there any general guidelines for that number?

Answer – Ketan Bansilal Mehta: Yes. So the way we look at it is it is obviously a beneficial and a much better cost structure for the client because he is moving into a parabolized model, okay? And for us, the vehicles worked out because we're able to deliver the program much faster in an agile and speedy manner. The implementations and use for us is much lesser, but our kind of revenues get linked to their volumes. So typically, our revenues start getting back-ended. But when you look at it, it's a win-win because, ultimately, the customer starts getting an overall reduction in his cost per policy because it is linked to the volumes actually within all the platforms. And for us, because it is volume-linked, we start getting a longer-term revenue, sustainable revenue, which starts becoming more profitable because our cost to sell that starts kind of reducing anyway.

Answer – Farid L. Kazani: So at an overall level, it is hard to give an exact number in terms of the total deal size in both those situations. But if I take a 5-year view, if the on premise revenue is x, we generally see the cloud revenue anywhere from 1x to 2x in terms of the range.

Answer – Parag Bharambe: Okay, okay. And last quarter, you signed like 10 new customers. And this quarter also, we have a good win. Is that how you are seeing the momentum in terms of acquiring new customers in the next 2 quarters?

Answer – Ketan Bansilal Mehta: Yes. So the momentum is looking good. So if you look at the last quarter in December, there were deals that got bunched up and therefore, it was a very good quarter. When you look at it, that deals all came in that quarter. This quarter also, the deals have been pretty good. 4 new deals, which are pretty good and a few more deals that came from existing clients. Overall, if you look at our order backlog, it has improved marginally, okay? In spite of having done a $32.9 million revenue from the backlog, we've ended up with a little higher backlog. The pipeline looks very encouraging. The pipeline is more full of cloud when you look at it in North America. Secondly, we are seeing the pipeline even outside of IBM, which is what we are choosing, having quite a bit of Tier 1 and Tier 2 clients in that space. So we are encouraged by the pipeline. It all depends how -- the time taken for closing each deal. There is obviously a benefit on completing that growth, but we also -- that we will see a good momentum in the next year.

Answer – Parag Bharambe: Okay, okay And last 2 days, you did announce the Cover-All platform, a new platform, Digital1st platform. Now if I look at Majesco, you have Majesco CloudInsurer. You have IBM deal on top of that. You have new insurance. So are you not trading your wins (inaudible)? Are you confident you can grab a lot of them confidently?

Answer – Ketan Bansilal Mehta: All of them, the solutions which you put together, they complement each other to have the overall platform strategy. So for example, what we do in terms of the IBM industry platform is part of what's -- is part of our overall industry platform. So we don't have a separate solution for IBM on Majesco client. The core IP remains the same. If it is hosted -- if it's both with the IBM partnership, it certainly will stay on the IBM cloud. There are certain smaller clients who may take the same solutions from a Majesco CloudInsurer platform. But the core IP remains the same. Digital1st is actually a new generation of platform, which has multiple capabilities for the digital solutions, and it integrates with the Majesco CloudInsurer platform. But it provides the capabilities like having a new generation of customer experience and customer engagement capability, which is required for our life and annuity as well as P&C customers. It has capabilities for EcoExchange that -- where we have an ability to integrate the multiple in insurance industry ecosystem partners, including many InsurTech companies, into that exchange, which has an easy integration to Majesco's core platform, but also any other platform with the client we may have, which is really based on a very open architecture. So to an extent, Digital1st nicely complements the -- and enhances the capabilities of other Majesco platform solutions.

Answer – Farid L. Kazani: Yes. And the point to note is that this Digital1st platform can integrate with any other core system, not necessarily just Majesco's core system and across P&C and life group. And this is something which is similar to kind of buying off- the-shelf in terms of a kind of solution which you can -- which is just paid on a pay-per-use basis.

Answer – Parag Bharambe: And do you have any customers already signed up for this new platform? I know this is new. It may not, but just help me understand.

Answer – Ketan Bansilal Mehta: So we had some retail programs which we really worked with a couple of clients, but this platform was launched for the general market only last Friday. So obviously, it is early days for the customers.

Answer – Parag Bharambe: And now you have 27 cloud customers. So I want to understand, what is the tipping point for number of customers on cloud so that you can start benefiting in term of operations, in term of saving the cost over the long period of time? I'm not referring to a subscription one. I'm just referring to fixed cost for the cloud customer. So what is the number of clients you may need to gain that operational efficiency?

Answer – Ketan Bansilal Mehta: So I would not suggest just looking at number of customers. It is important as well to see the percentage of the business that is coming on cloud. So the total business is now 32%. And within that, the subscription is 1/4, almost 89 -- also 9.1%, okay? It's important to look at how this metric of 32% and 9.1% start building up over the next 2 quarters. And we've got good momentum on cloud coming from North American customers. And we do expect that this part of the business, the cloud and the cloud subscription, will grow faster. And therefore, as a percentage, this will increase much higher in the next year. And this certainly leads to good profitability because this is a highly profitable kind of a business as it starts building volumes on a platform. We start getting much -- we start getting incremental margins.

Answer – Parag Bharambe: Okay. And like last quarter, you had 10 customers. This quarter, you have 2 customers. How much time does a cloud customer need on an average to continue the implementation phase and move into like ready to go live?

Answer – Ketan Bansilal Mehta: So again, it is -- it changes from customer to customer. Our key focus in the market now is to reducing that implementation time and provide that speed to value, which is most critical to our customers. So we have examples of some clients which are likely to go in production in 3 months or less, a majority in the range of around 6 to 9 months. And we are constantly trying to reduce that implementation period to get them into production sooner.

Answer – Operator: (Operator Instructions) Moving on, we have [Mike Chadwick] with Antipodes Capital.

Analyst: Unidentified Analyst,

Question – Unidentified Analyst: I wanted to review back, and I'm not sure if I missed the actual headcount number. Do you have that handy? Or have we -- did I miss that?

Answer – Ketan Bansilal Mehta: Yes. The headcount is close to around 2,350-odd, yes, approximately.

Question – Unidentified Analyst: Okay, great. All right. What I'm hoping to do -- and I appreciate the other caller's questions and maybe it's a bit of a dovetail off that, but perhaps in a different direction. In terms of the -- and this may be specific to the IBM relationship. This may be something you're seeing out in the field. What I'm curious to understand and hear about is conversations in terms of customers around blockchain and how that may be beginning to dialogue and surface relative to some of the solutions that you have that will interface across a distributed ledger.

Answer – Ketan Bansilal Mehta: Sure. So [Mike], we have, let's say, initial interest by many clients about what are the use cases for blockchain in the insurance industry. Especially, we are looking at things like smart contract, which can significantly reduce the time for either a claim settlement or an auto policy servicing. And there are a number of potential use cases which we have seen, but I would say that among other technologies like machine learning, AI, IoT, which are more prevalent in the market, while blockchain is early conversations with most of the customers and carriers. I would say currently, we have mostly an initial interest or dialogue around that, but I would expect the real actions or things in the next couple of years' time.

Question – Unidentified Analyst: Okay. And relative to AI, for example, or machine learning, can you give us some use case examples there, where you're beginning to see more interest particularly around those discussions?

Answer – Ketan Bansilal Mehta: Well, absolutely. I think we are looking at multiple use cases, things like chatbots, things like smart advisers to the client, things like supporting the -- in the claims settlement process. So -- and as well as in underwriting process, there are a number of use cases to use the machine learning to do higher straight-through processing of the underwriting (inaudible).

Question – Unidentified Analyst: So there are -- obviously, some of the partners you've already built some very strategic relationships with have already invested heavily and developed various cognitive processes and chatbots. I know the Watson chatbot, I believe it's called Ana, at this point, among others. And so my question is in terms of the ability rather than Majesco, needing to reinvent the wheel, are there synergies there, where you can potentially take some of those partnerships you have and leverage the opportunities or technologies that they have in terms of your own go-to-market?

Answer – Ketan Bansilal Mehta: No. This is absolutely what we are doing. So we currently are working closely with IBM and integrating some of the Watson capabilities into our overall insurance industry platform. And we have a number of active use cases of this certain integration taking place. So it's -- yes, we are absolutely leveraging Watson capabilities as part of this plan.

Question – Unidentified Analyst: Okay. And my final question has to do with sort of the ecosystem platform play, if you will. Certainly, Majesco is there at the forefront of that, along with IBM, and there may be 1 or 2 other players out there in the industry that have perhaps a viable solution or platform. Are you -- in terms of the decisions that you're having, companies that are going with your solutions at this point, do you find that that's moving up in terms of priority relative to the sales engagement?

Answer – Ketan Bansilal Mehta: Yes. So I want to focus on EcoExchange in that we have created an area of open architecture and make it easy for the partners to really base an app into our EcoExchange. We will -- we expect there's no volume impact. As more and more partners write their apps into that, it just becomes more and more attractive, which we are seeing in other industries as well. So yes, we have seen traction in our partner community about the architecture, how easy it is for them to build an app in the EcoExchange. And since we are creating an open architecture, it's not necessarily tied to the Majesco system. It connects to any other systems which the carrier has. So certainly, we see a growing interest. But we are really very early in that space, so we'll expect a couple of quarters to see how this -- we get traction in the industry.

Question – Unidentified Analyst: Right. I think you're referring to the Digital1st announcement you had on the last 48 hours or so. And I think in terms of that...

Answer – Ketan Bansilal Mehta: Exactly.

Question – Unidentified Analyst: Yes. And so it looks like that you have the ability to have this open API model you can get in connect. And at the same time, though, you have some solutions now that can go -- that are more agile, right? They can be sold independently and don't require perhaps your P&C or other back-end components. And so now we have more of a land and expand strategy. Is that what I'm hearing?

Answer – Ketan Bansilal Mehta: Exactly. That is correct. And also, the idea is to use that as an exchange, where over a period of time, Majesco will start getting a revenue for every transaction which passes through the exchange.

Question – Unidentified Analyst: Okay, interesting. Okay, so there's a monetization opportunity there. Okay, perfect.

Answer – Ketan Bansilal Mehta: Exactly.

Answer – Operator: Our next questions will come from [Shaimal Drew] with Phillip Capital.

Question – Unidentified Analyst: So just on the IBM front, just wanted to understand how this IBM partnership is going, whether it is (inaudible) plan or it is ahead of plan, how things are moving. And what will it look like on IBM front for FY '19?

Answer – Ketan Bansilal Mehta: So as I mentioned earlier, the partnership is really going very well. Our first combined engagement with MetLife is progressing well. And in addition to MetLife, we are finding a number of opportunities in the pipeline. The majority of them are in Tier 1 and Tier 2. We are finding opportunities across both P&C as well as life and annuity. And interestingly, there are some global opportunities which are also coming together as part of the partnership. So overall, the team chemistry collaboration is working very nicely. I'm very optimistic about the potential of the partnership.

Question – Unidentified Analyst: So do we expect some bid closing that might be in the first half of FY '19? Or like how much time it will take?

Answer – Farid L. Kazani: Yes. So there are really a couple of plans in advanced stages, which we believe should close, okay? But really, we are not able to kind of dictate the timing (inaudible). After that, we will see a few deals coming in, in FY '19. We can't get a mind on the exact time at this point -- at this stage.

Question – Unidentified Analyst: And during our last call, you had mentioned that the IBM revenue growth momentum will continue for one more quarter before stabilizing. So how we should look at the revenue from IBM per se for FY '19 for this MetLife deal?

Answer – Farid L. Kazani: So right now, the IBM revenues for the MetLife project, and that is revenue still in the phase of implementation, and we do expect that it will go live in the second half of the year. But when you look at IBM revenue, when it comes to the other programs that start -- that get signed up and built up, so the revenue will definitely kind of build from other kind of deals that get closed out in -- during the year. So we are guiding in any quarter a revenue buildup against IBM. IBM remains a strategic partner and a client and remains as a top client for us.

Question – Unidentified Analyst: And any specific guidance for [console] level for FY '19?

Answer – Ketan Bansilal Mehta: No, we are not guiding any amount.

Question – Unidentified Analyst: What are the aspirations they were able to achieve?

Answer – Farid L. Kazani: We're not guiding to any top line number for next year. We've given a fair bit of lead indicators in our press release, both in terms of backlog, in terms of the total TCV that we signed up this year. So those are clear indicators of how we see the business. The momentum looks positive, so we do see that there will be growth next year.

Question – Unidentified Analyst: And my last question is on the profitability front. So after a full quarter, we reported growth rate in this quarter. So how is it looking (inaudible) major expenses are already done and be whatever incremental revenue comes in FY '19 (inaudible) on profit front? Or we will have more expenses -- product-related expenses in FY '19?

Answer – Farid L. Kazani: Our expectations is to keep the momentum going, both in terms of building the top line and improving profitability quarter-on-quarter. So we've reached a level of $33 million. We've gone back to that from our (inaudible) unit. We've seen the EBITDA distributing planning to almost close to 9%. We did mention -- in the last call, we've said that we would like to get to double-digit EBITDA in the next 12 months. So we are focused on that, and I think we'll let you know.

Question – Unidentified Analyst: So sorry, just a last question, if I may. So the number of shares -- diluted shares based on -- increase of around 2.5 million shares. So any specific reason in the increase of diluted shares, whether we have (inaudible)? Any particular reason for that?

Answer – Farid L. Kazani: No,no. The capital is close to 36.6 million shares, okay? And beyond that, there is -- we thought that we have given rights on the stock from 2015. So if you add the total column of the stocks that have been given to employees in the last few years, so you will get another, I think what was the number, 200-odd million shares here -- options there.

Question – Unidentified Analyst: Okay. So no major reason in particular. Because in the last quarter, the basic and diluted numbers were at a significant level.

Answer – Farid L. Kazani: No. We have been, it's not the revenue right from the start. So we'll -- we're giving the -- both the numbers in this quarter at the end of the year (inaudible).

Answer – Operator: And as it appears there's no further questions from the audience, I'd like to turn the floor back to management for any additional or closing remarks.

Answer – Ketan Bansilal Mehta: Thank you very much to all the participants who have continued their interest in Majesco and appreciate your support. And we look forward to talking to you in the next quarter for the Q1 FY 2019 results. Thank you. Bye.

Answer – Operator: Ladies and gentlemen, that does conclude our conference for today. Thank you for joining us. You may now disconnect.

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